Exhibit 4.4

COSTAR GROUP, INC. MANAGEMENT STOCK PURCHASE PLAN
1.     Establishment of Plan; Purpose. This CoStar Group, Inc. Management Stock Purchase Plan (this “Plan”) was adopted by the Board of Directors (the “Board”) of CoStar Group, Inc. (the “Company”) on December 7, 2017. This Plan is intended to provide selected key employees of the Company and its subsidiaries the opportunity to defer a portion of their bonus and commission compensation and to align management and shareholder interests through awards of Deferred Stock Units (“DSUs”) under this Plan and awards of matching Restricted Stock Units (“Matching RSUs”) under Section 8 of the CoStar Group, Inc. 2016 Stock Incentive Plan or its successor plan(s) (the “2016 SIP”).
2.     Tax Compliance. Notwithstanding anything in this Plan to the contrary, this Plan is intended, and shall be construed to, provide that all elections, awards issued hereunder, distributions, and other aspects of this Plan shall comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code) and any regulations and other guidance thereunder to the extent applicable.
3.    Eligibility, Participation and Administration.
3.1     Eligibility. An employee of the Company or a Subsidiary shall be eligible to participate in this Plan if the employee (a) is (i) an “executive officer” as defined in Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including without limitation the Chief Executive Officer of the Company, or (ii) is designated from time to time by the Chief Executive Officer of the Company, who is also a director of the Company, acting as a committee of one, to participate in the Plan, and (b) is a member of a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each such employee who elects to defer bonus and/or commission compensation pursuant to this Plan is referred to herein as a “Participant”).
3.2     Participation. An eligible employee may elect to participate in this Plan with respect to any Plan Year by submitting a participation agreement in the form determined by the Company (a “Participation Agreement”) to the Company, on or before the date established by the Company. The “Plan Year” shall be the calendar year. Such election shall be made no later than December 31 of the year immediately-preceding the year to which the applicable bonus or commission relates or, if permitted by the Compensation Committee of the Company’s board of directors (the “Committee”), any later date permitted by Section 409A of the Code.
3.3     Administration. This Plan shall be administered by the Committee. Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants; (iii) to grant awards to Participants and determine the terms and conditions thereof; (iv) to prescribe and amend the terms of the Participation Agreements or other documents evidencing awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (v) to determine the extent to which adjustments are required pursuant to Section 4.1(b); (vi) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and (vii) to make all other determinations deemed necessary or advisable for the administration of this Plan. In addition, the Compensation Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents. All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.
4.    Deferred Stock Unit and Restricted Stock Unit Awards.
4.1     Shares Subject to this Plan.
(a)     Shares Available. The total number of shares of common stock of the Company (“Common Shares”) reserved and available for issuance pursuant to DSUs under this Plan shall be 150,000. For the avoidance of doubt, Common Shares issued pursuant to awards of Matching RSUs under this Plan shall not reduce the share pool set forth in the preceding sentence, but instead shall be issued from the share pool under the 2016 SIP. The Common Shares issued pursuant to this Plan may be Common Shares that are authorized and unissued or Shares that were acquired by the Company, including Common Shares purchased on the open market.
(b)     Adjustments for Certain Corporate Transactions. The number and kind of Common Shares available for issuance under this Plan (including under any awards then outstanding) shall be equitably adjusted by the Committee to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other equity restructuring transaction, as that term is defined in Statement of Financial Accounting Standards No. 123 (revised). Such adjustment may be designed to treat the

Common Shares available under the Plan and subject to DSUs as if they were all outstanding on the record date for such event or transaction or to increase the number of such Common Shares to reflect a deemed reinvestment in Common Shares of the amount distributed to the Company’s securityholders. In the event there shall be any other change in the number or kind of outstanding Common Shares, or any stock or other securities into which such Common Shares shall have been changed, or for which it shall have been exchanged, by reason of a change of control, other merger, consolidation or otherwise in circumstances that do not involve an equity restructuring transaction, as that term is defined in Statement of Financial Accounting Standards No. 123 (revised), then the Committee shall determine the appropriate adjustment, if any, to be effected. No right to purchase fractional shares shall result from any adjustment in DSUs pursuant to this Section 4.1(b). In case of any such adjustment, the Common Shares subject to the DSUs shall be rounded down to the nearest whole share. The Company shall notify Participants holding awards subject to any adjustments pursuant to this Section 4.1(b) of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.
4.2     Bonus Deferral Commitment. A Participant may elect to defer up to 100% (or such other percentage as determined by the Committee) of (i) his or her incentive award (in increments of 1% or as otherwise determined by the Committee), paid under the Company’s 2016 Cash Incentive Plan or any other Company- or Company subsidiary-sponsored bonus or cash incentive plans (or any successor incentive plan), and/or (ii) to the extent permitted by the Committee, commission compensation (collectively, “Bonus Compensation”), in a Participation Agreement for a period of four (4) years, or such longer period as may be permitted by the Committee (the “Deferral Period”) from the date that amounts subject to such election would otherwise become payable (the “Deferral Date”) (any amount so elected to be deferred pursuant to this Plan is referred to herein as a “Bonus Deferral Commitment”). To the extent applicable, Bonus Deferral Commitments under this Plan are intended to conform to the requirements of Section 409A of the Code. The amount to be deferred shall be stated as a percentage of any Bonus Compensation payable during the Plan Year with respect to which the deferral applies, or in such other form as allowed by the Committee consistent with the applicable requirements of Section 409A of the Code. Each Bonus Deferral Commitment shall be obtained from a Participant in a time and manner that complies with Section 409A of the Code and any regulatory or other guidance issued thereunder to the extent applicable.
4.3     Awards of Deferred and Restricted Stock Units.
(a)     Deferred Stock Unit Awards. A DSU shall be a bookkeeping unit equivalent to one Common Share. DSUs shall not constitute actual stock and shall have no voting rights. On the Deferral Date, the Company shall award to the Participant DSUs covering a number of Common Shares having an aggregate Fair Market Value on the Deferral Date equal to the amount of the Bonus Compensation elected to be deferred (rounded down to the nearest whole

Common Share, with any remaining cash payable to the Participant with his cash Bonus Compensation) and withhold from the Bonus Compensation otherwise payable an amount equal to the Fair Market Value of such DSUs on the Deferral Date. For these purposes, the “Fair Market Value” means, as of any given date, the higher of (i) the closing sales price and (ii) the consolidated closing bid price on such date during normal trading hours (or, if there are no reported sales on such date, on the last date prior to such date on which there were sales) of the Common Shares on NASDAQ, or if not listed on NASDAQ on the New York Stock Exchange Composite Tape or, if not listed on any such exchanges, on any other national securities exchange on which the Common Shares are listed, in any case, as reporting in such source as the Committee shall select. If there is no regular public trading market for such Common Shares, the Fair Market Value of the Common Shares shall be determined by the Committee in good faith. Any DSU granted to a Participant under this Plan shall be credited to a Deferred Stock Unit bookkeeping account maintained by the Company for such Participant.
(b)     Matching Restricted Stock Unit Awards. In addition to the DSUs, on the Deferral Date the Company shall also award to the Participant pursuant to the terms of the 2016 SIP, Restricted Stock Units (“Matching RSUs”) covering a number of Common Shares equal to 100% (or such other percentage as determined by the Committee) of the number of Common Shares subject to the DSUs awarded to the Participant on the Deferral Date pursuant to Section 4.3(a) (rounded down to the nearest whole Common Share). Additional Matching RSUs may be granted as determined by the Committee, and such additional Matching RSUs may be subject to such performance goals as determined by the Committee and permitted under the 2016 SIP. Matching RSUs shall not constitute actual stock and shall have no voting rights. Any Matching RSU granted to a Participant under this Plan shall be credited to a Restricted Stock Unit bookkeeping account maintained by the Company for such Participant.
(c)     Vesting. Unless otherwise provided for in the terms of a Participation Agreement, all DSUs shall be fully vested as of the applicable Deferral Date. Matching RSUs shall vest on the fourth (4th) anniversary of the Deferral Date, subject to the Participant’s continued employment with the Company through such anniversary. Notwithstanding the foregoing, any unvested Matching RSUs shall vest immediately upon the occurrence of a Change in Control. For purposes hereof, a “Change in Control” means the occurrence of any one or more of the following events: (i) a Person (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act (other than the Company, any Company subsidiary, any Company benefit plan, or any underwriter temporarily holding securities for an offering of such securities) acquires ownership of more than 80% of the undiluted total voting power of the Company’s then outstanding securities eligible to vote to elect members of the Board (the “Company Voting Securities”); (ii) consummation of a merger, consolidation or reorganization of the Company with or into any other entity, unless the holders of the Company Voting Securities outstanding immediately before such consummation, together with any trustee or other fiduciary holding securities under a Company benefit plan, hold securities that represent immediately after such merger or consolidation at least 20% of the combined voting power of the then outstanding voting securities of either the Company or the other surviving entity or its parent; or (iii) the stockholders of the Company approve (A) a plan of complete liquidation or dissolution of the Company or (B) an agreement for the Company’s sale or disposition of all or substantially all of the Company’s assets, and such liquidation, dissolution, sale or disposition is consummated. Even if other tests are met, a Change in Control shall not have occurred under any circumstances in which the Company files for bankruptcy protection or is reorganized following a bankruptcy filing.
(d)     Employment Required. Notwithstanding anything herein to the contrary, a Participant must be employed by the Company or a Subsidiary on the Deferral Date in order to receive an award of DSUs or Matching RSUs under this Plan.
4.4     Dividend Equivalent Rights. Unless otherwise provided by the Committee, any awards of DSUs or Matching RSUs under this Plan shall earn dividend equivalents. Unless otherwise provided by the Committee, such dividend equivalents shall be made (by regularly scheduled payroll or otherwise) at the same time the underlying DSUs or Matching RSUs are settled.
4.5     Modification of Bonus Deferral Commitment. A Bonus Deferral Commitment shall be irrevocable except that the Committee may, in its sole and absolute discretion, permit a Participant to reduce the amount to be deferred, or waive the remainder of the Bonus Deferral Commitment upon a finding that the Participant has suffered an Unforeseeable Emergency (as defined below). The dollar amount associated with such a reduction or waiver shall not exceed the amount required (including anticipated taxes on the distribution) to meet the emergency financial need and not reasonably available from other resources of the Participant (including reimbursement or compensation by insurance, cessation of deferrals under this Plan, and liquidation of the Participant’s assets, to the extent liquidation itself would not cause severe financial hardship). If the Committee grants a reduction or waiver request pursuant to this Section 4.5, the Participant will forfeit any unvested Matching RSUs associated with the reduction or waiver and will not be allowed to enter into a new Bonus Deferral Commitment for the remainder of the Plan Year in which the reduction or waiver of the Bonus Deferral Commitment occurs and the following Plan Year. Any resumption of the Participant’s deferrals under this Plan shall be made only at the election of the Participant in accordance with this Section 4.
For purposes hereof, an “Unforeseeable Emergency” is a severe financial hardship to the Participant resulting from: (a) medical expenses resulting from a sudden unexpected illness or accident incurred by the Participant, his spouse, his beneficiary, or his dependents (as defined in Code Section 152(a) without regard to section 152(b)(1), (b)(2), and (d)(1)(B) for employees of the Company); (b) uninsured casualty loss pertaining to property owned by the Participant; or (c) other similar extraordinary and unforeseeable circumstances involving an uninsured loss arising from an event beyond the control of the Participant.
Any DSUs subject to such waiver or reduction request shall be distributed to the Participant in the form of Common Shares as soon as practicable following the grant of such waiver or reduction request.
5.     Time and Form of Payment.
5.1     Time and Form of Payment. DSUs shall be settled with the Participant (or his or her beneficiary) in the form of Common Shares as soon as practicable after the date on which the earliest of the following occurs: (a) the Deferral Period expires, (b) the Participant dies, (c) the Participant becomes disabled (pursuant to the terms of the Company’s or the Company subsidiary’s Long-Term Disability Plan, as the case may be), (d) the Participant experiences a separation from service (within the meaning of Section 409A of the Code and the regulations, notices and other guidance thereunder), or (e) there is a Change in Control that qualifies as a change in the ownership or effective control of the Company within the meaning of Section 409A of the Code. Vested Matching RSUs shall be settled with the Participant (or his or her beneficiary) in Common Shares as soon as practicable after the date on which the Matching RSUs vest in accordance with the terms of this Plan, and in all events no later than March 15th of the year following the year in which such Matching RSUs vest.
5.2     Specified Employees. Notwithstanding anything herein to the contrary, and subject to Code Section 409A, to the extent Code Section 409A(2)(B) is applicable, payment under this Section 5 shall not be made to any Participant who is a specified employee (within the meaning of Section 409A of the Code and the regulations, notices and other guidance thereunder) before the date that is not less than six months after the date of the Participant’s separation from service (within the meaning of Section 409A of the Code and the regulations, notices and other guidance thereunder).
6.    Amendment and Termination. The Board may amend, alter or discontinue this Plan and the Committee may amend, or alter any agreement or other document evidencing an award made under this Plan. No amendment or alteration to the Plan or an award or a Participation Agreement shall be made which would impair the rights of the Participant without such Participant’s consent, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change of Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard or any violation of Section 409A of the Code.

7.    Miscellaneous.
7.1    No Liability of Company. The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Common Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Common Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt or settlement of any award granted hereunder.
7.2     Unfunded Plan. The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their awards. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.
7.3     Transferability. Except as provided in the applicable Participation Agreement or otherwise required by law, awards shall not be transferable or assignable other than by will or the laws of descent and distribution. In no event may any award be transferred in exchange for consideration.
7.4     No Right to Employment, Reelection or Continued Service. Nothing in this Plan or a Participation Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment at any time or for any reason not prohibited by law, nor shall this Plan or an award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its affiliates.
7.5    Non-Exclusivity of Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval, if applicable, shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable.
7.6     Tax Withholding. To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of the grant, vesting or settlement of an award hereunder. The Company and its Subsidiaries shall not be required to issue Common Shares, make any payment or to recognize the transfer or disposition of Common Shares until such obligations are satisfied. The Committee may provide for or permit the statutory withholding obligations to be satisfied through the mandatory or elective sale of Common Shares and/or by having the Company withhold a portion of the Common Shares that otherwise would be issued to him or her upon the vesting or settlement of DSUs or Matching RSUs, or by tendering Common Shares previously acquired.
7.7     Governing Law. This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Delaware and applicable federal law.
7.8    Compliance with Law. This Plan, the grant, issuance, vesting and settlement of awards hereunder, and the obligation of the Company to sell, issue or deliver Common Shares under such awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Common Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Common Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Common Shares as to which such requisite authority shall not have been obtained. No Common Shares shall be issued and/or transferable under any other award unless a registration statement with respect to the Common Shares is effective and current or the Company has determined that such registration is unnecessary
7.9     Successors. All obligations of the Company under this Plan with respect to awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the equity and/or assets of the Company.
8.    Claims Procedures.
8.1     Claim. The Committee shall establish rules and procedures to be followed by Participants and their beneficiaries in (a) filing claims for benefits, and (b) for furnishing and verifying proof necessary to establish the right to benefits in accordance with this Plan, consistent with the remainder of this Section 8. Such rules and procedures shall require that claims and proof be made in writing and directed to the Committee.
8.2     Review of Claim. The Committee or its designee shall review all claims for benefits. Upon receipt by the Committee of such a claim, it shall determine all facts which are necessary to establish the right of the claimant to benefits under the provisions of this Plan and the amount thereof as herein provided within ninety (90) days of receipt of such claim. If prior to the expiration of the initial ninety (90) day period, the Committee determines additional time is needed to come to a determination on the claim, the Committee shall provide written notice to the Participant, beneficiary or other claimant of the need for the extension, not to exceed a total of one hundred eighty (180) days from the date the application was received.
8.3     Notice of Denial of Claim. In the event that any Participant, beneficiary or other claimant claims to be entitled to a benefit under this Plan, and the Committee determines that such claim should be denied, in whole or in part, the Committee shall, in writing, notify such claimant that the claim has been denied, in whole or in part, setting forth the specific reasons for such denial. Such notification shall be written in a manner reasonably expected to be understood by such claimant, shall refer to the specific sections of the Plan relied on, shall describe any additional material or information necessary for the claimant to perfect the claim, shall provide an explanation of why such material or information is necessary, and, where appropriate, shall include an explanation of how the claimant can obtain reconsideration of such denial.
8.4     Reconsideration of Denied Claim.
(a)     Within sixty (60) days after receipt of the notice of the denial of a claim, such claimant or duly authorized representative may request, by mailing or delivery of such written notice to the Committee, a reconsideration by the Committee of the decision denying the claim. If the claimant or duly authorized representative fails to request such a reconsideration within such sixty (60) day period, it shall be conclusively determined for all purposes of this Plan that the denial of such claim by the Committee is correct. If such claimant or duly authorized representative requests a reconsideration within such sixty (60) day period, the claimant or duly authorized representative shall have thirty (30) days after filing a request for reconsideration to submit additional written material in support of the claim, review pertinent documents, and submit issues and comments in writing.
(b)     After such reconsideration request, the Committee shall determine within sixty (60) days of receipt of the claimant’s request for reconsideration whether such denial of the claim was correct and shall notify such claimant in writing of its determination. The written notice of the Committee’s decision shall be in writing and shall include specific reasons for the decision, shall be written in a manner reasonably calculated to be understood by the claimant, and shall identify specific references to the pertinent Plan provisions on which the decision is based. In the event of special circumstances determined by the Committee, the time for the Committee to make a decision may be extended by an additional sixty (60) days upon written notice to the claimant prior to the commencement of the extension.

102284859.4

9